EXHIBIT 99

                    PRESS RELEASE OF ORITANI FINANCIAL CORP.


FOR IMMEDIATE RELEASE
January 12, 2007
For further information contact:
Kevin J. Lynch
President and Chief Executive Officer
Oritani Financial Corp.
(201) 664-5400

                             ORITANI FINANCIAL CORP.
              ANNOUNCES COMPLETION DATE OF MINORITY STOCK OFFERING

The Township of Washington, New Jersey, January 12, 2007 - Oritani Financial Corp. (the "Company"), the holding company of Oritani Savings Bank, announced today that it expects to close its minority stock offering on January 23, 2007. The stock offering will close at the adjusted maximum of the offering range. Upon closing, Oritani Financial Corp., MHC, will hold 27,575,476 shares of common stock, or 68% of the Company's outstanding common stock, and 12,165,649 shares, or 30% of the outstanding common stock, will be issued to subscribers in the offering, including 1,589,644 shares of common stock to be purchased by the Oritani Savings Bank Employee Stock Ownership Plan. In addition, the Bank will contribute $1.0 million in cash and the Company will issue 811,037 shares of common stock (2% of the outstanding shares) to the OritaniSavingsBank Charitable Foundation.

Shares of the Company are expected to begin trading on Wednesday, January 24, 2007, on the NASDAQ Global Market under the symbol "ORIT."

The offering was oversubscribed by eligible account holders of Oritani Savings Bank, i.e., depositors having eligible accounts as of April 30, 2005.
Accordingly, eligible account holders will have valid orders filled in accordance with the allocation procedures described in the prospectus and set forth in the Company's plan of stock issuance. Supplemental eligible account holders as of September 30, 2006 and other depositors as of October 31, 2006 will not have orders filled. If you are an eligible account holder and would like to confirm your allocation, please contact the Stock Information Center at
(866) 764-5557, which will be open from 10:00 a.m. to 4:00 p.m. on Monday, January 22, 2007, and Tuesday, January 23, 2007, for this purpose. Stock certificates and subscription refunds will be processed promptly after the close of the transaction.

Sandler O'Neill & Partners, L.P. acted as financial advisor to the Company in connection with the offering and managed the subscription offering. Luse Gorman Pomerenk & Schick, P.C. acted as special counsel to the Company. FinPro, Inc. served as appraiser.

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